Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports Third Quarter 2007 Financial Results

•	Third Quarter 2007 Sales of $14.5 Million Reflect 31% Growth Over Third Quarter 2006

•	Nine Months Ended September, 2007 Sales of $42.5 Million Reflect 29% Growth Over Nine Months Ended September 2006

•	Third Quarter 2007 Operating Loss of $2.3 Million, a 37% Reduction versus Third Quarter 2006 Operating Loss of $3.6 million

•	Nine Months Ended September 2007 Operating Loss of $8.5 Million, a 34% Reduction versus Operating Loss of $12.8 million for Nine Months Ended September 2006

•	Third Quarter 2007 Net Loss of $18.9 Million, Including Charge of $16.6 million for Repurchase of Revenue Interest Obligation, versus Third Quarter 2006 Net Loss of $3.7 million

•

Nine Months Ended September 2007 Net Loss $25.0 Million, Including Charge of $16.6 million for Repurchase of Revenue Interest Obligation, versus Net Loss of $13.1 million for Nine Months Ended September 2006

•	Working Capital of $66.9 million, with a Cash balance of $53.2 million, at September 30, 2007

For Immediate Release

Contact:	Albert J. Pavucek, Jr.
Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, November 5, 2007 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and nine months ended September 30, 2007. Product sales for the three months ended September 30, 2007 increased 31% to $14.5 million as compared to $11.0 million for the same period in 2006. Product sales for the nine months ended September 30, 2007 increased 29% to $42.5 million, as compared to $33.0 million for the same period in 2006. Excluding sales of our VITOMATRIX™ dental scaffold, which is not sold by our sales and distribution channel, and our former ENDOSKELETON product, product sales for the three and nine month periods ended September 30, 2007 increased 31% and 29%, respectively, as compared to the same periods in 2006. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported sales results.

Sales growth for the reported periods in 2007 was primarily attributable to increased sales volume of our VITOSS® FOAM and VITAGEL® product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 62% and 61% of our product sales during the three and nine months ended September 30, 2007, respectively, were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, as compared to approximately 60% of our product sales during the same periods in 2006. VITAGEL, which was launched at the start of 2005, contributed approximately 20% of our product sales during the three and nine months ended September 30, 2007, respectively, as compared to approximately 18% and 17% of our product sales during the three and nine months ended September 30, 2006, respectively.

Gross profit for the three months ended September 30, 2007 and 2006 was $9.6 million and $6.8 million, respectively. As a percentage of sales, gross profit was 66% and 61% for the three months ended September 30, 2007 and 2006, respectively. Gross profit for the nine months ended September 30, 2007 was $27.8 million in comparison to $20.9 million for the same period in 2006. As a percentage of sales, gross profit was 66% and 63% for the nine months ended September 30, 2007 and 2006, respectively. The increase in the gross profit margins for the three and nine months ended September 30, 2007, as compared to the gross profit margins for the corresponding periods in 2006, reflects improved manufacturing efficiencies, lower inventory adjustments and lower VITAGEL royalty expense.

Operating expenses for the three months ended September 30, 2007 and 2006 were $11.9 million and $10.3 million, respectively, which represent a 15% increase in operating expenses, as compared to a 31% increase in product sales and a 42% increase in gross profit over the three months ended September 30, 2006. Operating expenses for the three months ended September 30, 2007 and 2006 include non-cash employee compensation expense of $0.4 million and $0.5 million, respectively, related to stock options and restricted stock units. In addition, operating expenses for the three months ended September 30, 2007 and 2006 were reduced by a non-cash fair value adjustment of $0.1 million and $0.7 million, respectively, for our fully-vested non-employee consultant stock options outstanding. For the nine months ended September 30, 2007 and 2006, operating expenses were $36.3 million and $33.6 million, respectively, which represent an 8% increase in operating expenses, as compared to a 29% increase in product sales and a 34% increase in gross profit over the nine months ended September 30, 2006. Operating expenses for the nine months ended September 30, 2007 and 2006 include executive severance of $0.7 million and $0, and non-cash compensation expense of $1.0 million and $1.3 million, respectively, related to stock options and restricted stock units. In addition, operating expenses for the nine months ended September 30, 2007 and 2006 were reduced by a non-cash fair value adjustment of $0.7 million and $0.7 million, respectively, for our fully-vested non-employee consultant stock options outstanding. The increase in operating expenses for the three and nine months ended September 30, 2007 was primarily due to higher selling & marketing expense such as salary and benefit costs incurred by expanding our field sales team in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2007. The number of our direct sales representatives increased from 70 at September 30, 2006 to 82 at September 30, 2007.

The operating loss for the three months ended September 30, 2007 decreased to $2.3 million from $3.6 million for the three months ended September 30, 2006. The operating loss for the nine months ended September 30, 2007 and 2006 was $8.5 million and $12.8 million, respectively. The decrease in operating loss for the three and nine months ended September 30, 2007 as compared to the corresponding periods in 2006 primarily resulted from increased product sales and gross profit, partially offset by an increase in operating expenses.

The net loss for the three months ended September 30, 2007 increased to $18.9 million from $3.7 million for the three months ended September 30, 2006. The net loss per common share for the three months ended September 30, 2007 and 2006 was $0.27 and $0.07, respectively, based upon 70,729,000 and 52,428,000 common shares outstanding, respectively. The net loss for the nine months ended September 30, 2007 and 2006 was $25.0 million and $13.1 million, respectively. The net loss per common share for the nine months ended September 30, 2007 and 2006 was $0.39 and $0.25, respectively, based upon 64,507,000 and 52,375,000 common shares outstanding, respectively. The net loss for the three and nine months ended September 30, 2007 included a charge of $16.6 million for the repurchase of our revenue interest obligation, partially offset by increased product sales and gross profit. As a result of our repurchase of the revenue interest obligation from Royalty Trust on July 30, 2007, we are no longer obligated to pay royalties on our products subject to the revenue interest obligation, including VITOSS and CORTOSS. The repurchase price for the revenue interest obligation consisted of a payment of $20 million in cash and 1,136,364 shares of our common stock valued at $3.8 million. As a result of the repurchase, we recorded a charge of $16.6 million in the third quarter of 2007 to account for the difference between the repurchase price valued at $23.8 million and the $7.2 million carrying value of the revenue interest liability on our Consolidated Balance Sheet as of June 30, 2007.

Excluding the charge of $16.6 million for the repurchase of our revenue interest obligation, the net loss for the three months ended September 30, 2007 decreased to $2.3 million from $3.7 million for the three months ended September 30, 2006 and the net loss for the nine months ended September 30, 2007 decreased to $8.4 million from $13.1 million for the nine months ended September 30, 2006. The decrease in net loss for the three and nine months ended September 30, 2007 as compared to the corresponding periods in 2006 primarily resulted from increased product sales and gross profit, partially offset by an increase in operating expenses. See “Non-GAAP Disclosures and Reconciliation” below for a detailed reconciliation between the non-GAAP and GAAP reported net loss results.

Cash, cash equivalents, and investments were $53.2 million at September 30, 2007 in comparison to cash, cash equivalents and investments of $28.3 million at December 31, 2006. For the nine months ended September 30, 2007, the net cash and cash equivalents used in operating activities were $9.3 million, compared to $11.2 million for the nine months ended September 30, 2006. Net cash and cash equivalents used in operating activities for the nine months ended September 30, 2007 decreased as compared with the nine months ended September 30, 2006 primarily due to the reduction in operating loss and increase in accounts payable, partially offset by an increase in inventory.

Non-GAAP Disclosures and Reconciliation

This press release includes non-GAAP financial information relating to the Company’s product sales for the three and nine months of 2007 and 2006. The non-GAAP financial information excludes sales of our VITOMATRIX dental scaffold and former ENDOSKELETON product. The Company sold the ENDOSKELETON product line in the first quarter of 2007. Accordingly, the Company had no sales of ENDOSKELETON products during 2007. Sales of VITOMATRIX to BioMimetic Therapeutics, Inc., our sole commercial purchaser of VITOMATRIX, are made pursuant to a corporate supply agreement as a raw material for BioMimetic’s GEM21S dental product, which is not sold by the Company. Management believes that a presentation of the non-GAAP sales results excluding the effect of VITOMATRIX and ENDOSKELETON sales will enhance comparability of the Company’s product sales results for the three and nine month periods ended September 30, 2007 with those of the same periods of the prior year by excluding product sales that we believe are not indicative of our core operating results.

We have provided below for your reference supplemental financial disclosure for the non-GAAP measure of sales described above, including the most directly comparable GAAP measure and an associated reconciliation.

	Three Months Ended September 30,			Nine months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Product Sales (as reported)	$14,467,687	$11,023,407	31%	$42,470,315	$33,020,763	29%

Less: ENDOSKELETON product sales	—	(13,020)		—	$(191,340)
Less: VITOMATRIX product sales	—	—		$(421,400)	$(207,680)

Product Sales (excluding ENDOSKELETON and VITOMATRIX product sales)	$14,467,687	$11,010,387	31%	$42,048,915	$32,621,743	29%

We have also provided below for your reference supplemental financial disclosure for the non-GAAP measure of net loss described above, including the most directly comparable GAAP measure and an associated reconciliation.

	Three Months Ended September 30,			Nine months Ended September 30,
	2007	2006	% Change	2007	2006	% Change
Net Loss (as reported)	$(18,917,573)	$(3,734,468)	407%	$(25,031,962)	$(13,122,740)	91%
Adjustments to Net Loss:

Add: Charge for Repurchase of Revenue Interest Obligation	$16,605,029	—		$16,605,029	—

Net Loss, as Adjusted	$(2,312,544)	$(3,734,468)	(38)%	$(8,426,933)	$(13,122,740)	(36)%

Conference Call

Antony Koblish, President and Chief Executive Officer, and Albert J. Pavucek, Jr., Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on Tuesday November 6, 2007 to review and discuss the third quarter 2007 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675. The conference identification number is 21618688. Participants should dial in ten minutes prior to the scheduled start time for the conference call. A replay of the conference call will be available for one week beginning November 6, 2007, at 11:30 a.m. Eastern Time, and ending November 13, 2007, at 11:59 p.m. Eastern Time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 21618688.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL® Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Bone Augmentation Material technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory clearance or approval, demand and market acceptance of our products, including CORTOSS; the development of our sales network; and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended September 30,				Nine months Ended September 30,
	2007		2006		2007		2006
Statements of Operations Data:
PRODUCT SALES	$14,467,687	100%	$11,023,407	100%	$42,470,316	100%	$33,020,763	100%
COST OF SALES	4,848,347	34%	4,255,738	39%	14,630,549	34%	12,165,408	37%

GROSS PROFIT	9,619,340	66%	6,767,669	61%	27,839,767	66%	20,855,355	63%

OPERATING EXPENSES:
General & administrative expenses	2,850,379	20%	2,222,858	20%	8,158,482	19%	6,562,747	20%
Selling & marketing expenses	7,906,123	55%	6,370,893	58%	23,632,746	56%	20,374,089	62%
Research & development expenses	1,127,365	8%	1,751,927	16%	4,539,093	11%	6,676,910	20%

Total operating expenses	11,883,867	82%	10,345,678	94%	36,330,321	86%	33,613,746	102%

OPERATING LOSS	(2,264,527)	(16%)	(3,578,009)	(32%)	(8,490,554)	(20%)	(12,758,391)	(39%)

INTEREST EXPENSE	(507,100)	(4%)	(68,537)	(<1%)	(634,649)	(1%)	(177,243)	(<1%)
REVENUE INTEREST EXPENSE	(85,209)	(<1%)	(280,973)	(3%)	(756,703)	(2%)	(847,161)	(3%)
GAIN ON SALE OF ASSET	—		—		372,375	<1%	—
CHARGE FOR REPURCHASE OF REVENUE INTEREST OBLIGATION	(16,605,029)	(115%)	—		(16,605,029)	(39%)	—
INTEREST INCOME	544,292	4%	193,051	2%	1,082,598	3%	660,055	2%

NET LOSS	$(18,917,573)	(131%)	$(3,734,468)	(34%)	$(25,031,962)	(59%)	$(13,122,740)	(40%)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.27)		$(0.07)		$(0.39)		$(0.25)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	70,728,955		52,427,696		64,507,337		52,375,425

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

	(Unaudited) September 30, 2007	(Audited) December 31, 2006
Balance Sheet Data:
Cash and cash equivalents	$16,865,592	$16,402,379
Short-term investments	36,291,181	11,936,143
Accounts receivable, net	8,445,596	8,755,068
Inventories	14,250,531	9,444,483
Prepaid revenue interest expense	0	570,534
Other current assets	894,427	356,005

Total current assets	76,747,327	47,464,612
Property and equipment, net	6,725,661	5,294,880
License Right Intangible	8,362,206	9,000,000
Other assets	303,660	455,819

Total assets	$92,138,854	$62,215,311

Current liabilities	$9,848,615	$8,164,375
Derivative liability associated with non-employee stock options	1,059,548	1,819,761
Long-term liabilities, net of debt discount	23,996,916	8,969,653

Total liabilities	34,905,079	18,953,789
Total shareholders’ equity	57,233,775	43,261,522

	$92,138,854	$62,215,311

	Nine months Ended September 30,
	2007	2006
Cash Flow Data:
Net cash used in operating activities	$(9,320,726)	$(11,212,256)

Net cash (used in) provided by investing activities	$(25,302,124)	$10,233,598

Net cash provided by financing activities	$35,051,949	$619,364

Effect of exchange rate changes on cash and cash equivalents	$34,114	$(345,860)

Source: Orthovita, Inc.